Exhibit 3.13(a)

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:41 PM 08/31/2010
FILED 02:38 PM 08/31/2010
SRV 100873309 - 4841653 FILE

CERTIFICATE OF FORMATION

OF

WESTLAKE PIPELINE INVESTMENTS LLC

This Certificate of Formation is being executed as of August 31, 2010 for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq.

The undersigned, being duly authorized to execute and file this Certificate, does hereby certify as follows:

1. Name. The name of the limited liability company is Westlake Pipeline Investments LLC (the “Company”).

2. Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is located 1209 Orange Street, Wilmington, New Castle County. Delaware 19801. The registered agent of the Company for service of process at such address is The Corporation Trust Company.

3. Effective Date. This Certificate of Formation shall be effective at 11:00 pm (EST) on August 31,2010.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

Name: Stephen Wallace
Authorized Person